EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in thousands except per share data)


                                                  Twelve Months
                                      1995             1994          1993

Net income......................$     136,603    $     116,591   $   100,273

Preferred dividends...............         76              321         1,084

Income available to common
  shareholders..................$     136,527    $     116,270   $    99,189




Weighted average of common
 stock equivalents................     30,029           29,873        29,549

Weighted average of preferred
  stock convertible to common
  stock equivalents...............         77              357           823

Weighted average of fully
 diluted common stock equivalents.     30,106           30,230        30,372


Primary earnings per share
  (income available to common
  shareholders divided by weighted
  average of common stock
  equivalents)..................$        4.55    $        3.89   $      3.36


Fully diluted earnings per share
  (net income divided by weighted
  average of fully diluted
  common stock equivalents).....$        4.54    $        3.86   $      3.30



Note: The effect of stock options outstanding are not dilutive to earnings per share as defined in APB 15 and therefore are not included with the above calculations.